Exhibit (c)(i)
Disclaimer

Table of Contents

I. Executive Summary

Executive Summary Executive Summary Cochran Caronia Waller ("CCW") has been requested by the Board of Directors of Erie Indemnity Company ("EIC") to prepare a financial analysis (the "Financial Analysis") of Erie Family Life Insurance Company ("ERIF" or the "Company") in connection with a potential tender offer by EIC or one of its affiliates or subsidiaries, for the publicly held shares of ERIF not owned by EIC or its affiliate, Erie Insurance Exchange (the "Tender Offer"). In preparing the Financial Analysis, CCW reviewed, among other things, the following information: Publicly available information concerning the business, financial condition and operations of ERIF Internal information prepared by Company management concerning the business, financial condition and operations of ERIF Financial projections for ERIF prepared by Company management Audited financial statements of ERIF for the fiscal years ended December 31, 2003 and 2004 and preliminary unaudited financial statements for December 31, 2005 prepared by Company management Discussions with ERIF management concerning the Company, its operating environment, financial condition, prospects and strategic objectives, including a discussion of general economic factors currently impacting companies in the life insurance sector Historical stock price performance and other valuation metrics for ERIF Certain relevant market and financial data of ERIF, companies comparable to ERIF, and transactions comparable to the proposed Tender Offer

Executive Summary (cont'd) The table below summarizes the types of financial analyses performed and other factors considered by CCW: Historical Stock Price Performance Historical stock trading performance of ERIF common shares compared with the stock trading performances of certain comparable company indices as well as broader market indices Historical Trading Multiples Historical price / book value trading multiples over time and average trading multiples over various periods Public Market Trading Analysis Premiums Paid Analysis Premiums paid in comparable minority stake buy-out transactions Comparison of selected financial, operating and trading information and ratios (e.g., price / earnings and price / book value) using publicly available information of a peer group of companies Price / Book Value vs. ROE Analysis Correlation between return on equity (ROE) and price / book value for comparable companies and resulting implied price / book value multiple for ERIF Dividend Discount Analysis Calculation of the sum of the Company's projected cash flows to common shareholders and a terminal value discounted at ERIF's cost of equity Description Executive Summary

II. Corporate Overview

ERIF Public Market Data Public Market Summary Average Weekly Trading Volume Corporate Overview Note: Calculated for full business weeks, Monday through Friday. Data is through Friday, February 10, 2006. Source: Bloomberg.

Historical Price / Volume Chart and Major Events Corporate Overview Source: Bloomberg. 4/24/03 Reported a 23% increase in Q1 earnings to $5.4 MM, up from $4.4 MM for the same period in 2002. 2/25/04 Reported full year net income of $34.3 MM, up from $8.8 MM for the same period in 2003. 10/29/03 Reported an increase in Q3 earnings to $10.0 MM, up from $0.5 MM for the same period in 2002. 4/1/04 Filed an amendment to the Company's 2003 Annual Report with adjustments pertaining to deferred acquisition costs. 2/25/03 Reported an increase in Q3 earnings to $3.0 MM, up from a loss of $8.9 MM for the same period in 2002. 4/25/02 Reported a 28% increase in Q1 earnings to $4.4 MM, up from $3.4 MM for the same period in 2001.

ERIF Historical Earnings Earnings Per Share Return on Equity (Excl. FAS 115) Operating Earnings Per Share Operating Return on Equity (Excl. FAS 115) Corporate Overview Source: SNL DataSource, public SEC filings and ERIF internal financial documents.

ERIF Selected Historical Financial Results Total Revenue Total Assets Net Policy Revenue Book Value Per Share (Excl. FAS 115) (Dollars in millions, except for per share data) Corporate Overview Source: SNL DataSource, public SEC filings and ERIF internal financial documents.

Historical Sector Stock Performance vs. General Market One Year Stock Performance Three Year Stock Performance Five Year Stock Performance ERIF +62.7% S&P P&C Index +26.1% S&P 500 -3.9% S&P Life Index +48.7% S&P P&C Index +8.1% S&P Life Index +23.7% S&P 500 +5.6% ERIF -14.6% S&P Life Index +91.5% S&P P&C Index +55.3% S&P 500 +51.2% ERIF +33.6% Corporate Overview Source: Capital IQ.

Historical ERIF Price to Book Value Multiples (Excl. FAS 115) Corporate Overview Source: Bloomberg and SNL DataSource. Historical ERIF Price to Book Value Multiples (Excl. FAS 115)

Historical ERIF Price / Volume Trading Summary ERIF Trading Volume by Price Range Last 3 Years (2/10/03 to 2/10/06) ERIF Trading Volume by Price Range 1 Year (2/10/05 to 2/10/06) ERIF Trading Range Last 3 Years (2/10/03 to 2/10/06) ERIF Trading Range 1 Year (2/10/05 to 2/10/06) Corporate Overview Source: Bloomberg.

III. Financial Analysis

Financial Analysis Summary Financial Analysis

Illustrative Stock Price Matrix Financial Analysis

Market Trading Statistics for ERIF and Selected Comparables Financial Analysis

As a capital intensive business, life insurance valuations in the public markets have been strongly correlated to return on equity: Companies with a higher expected return on equity generally have been rewarded with a higher valuation The price to book vs. ROE analysis examines the correlation between the expected ROEs and price / book value multiples of comparable companies. The resulting regression line provides the implied book value multiple for a company at a given expected ROE. A company positioned below the line implies that the company is currently undervalued based on its expected ROE, while a position above the line suggests that a company is overvalued by the market Price to Book vs. ROE Analysis Price to Book vs. ROE Chart Source: SNL DataSource. Financial Analysis AEL = American Equity Investment Life Holding Co. AMH = AmerUs Group Co. ERIF = Erie Family Life Insurance Company FFG = FBL Financial Group, Inc. PL = Protective Life Corporation PNX = Phoenix Companies, Inc. SFG = StanCorp Financial Group, Inc.

While forward ROE estimates typically have been considered in determining an implied book value for a company, many of ERIF's comparable companies have not been covered by research analysts and therefore do not have forward earnings estimates. In the regression below, LTM Operating ROE was used, excluding the impact of realized gains and losses, as a proxy for forward ROE estimates The one-year average weekly trading volume for each company as a percentage of shares outstanding also was reviewed. It would appear that average weekly trading volumes for ERIF's peer companies do not impact whether the companies are over- or under-valued by the market Price to Book vs. ROE Analysis (cont'd) Price to Book vs. LTM Operating ROE Chart Source: SNL DataSource. Note: One-year average weekly volume / shares outstanding in parentheses. Financial Analysis AEL = American Equity Investment Life Holding Co. AMH = AmerUs Group Co. ERIF = Erie Family Life Insurance Company FFG = FBL Financial Group, Inc. KCLI = Kansas City Life Insurance Company NWLIA = National Western Life Insurance Company PL = Protective Life Corporation PLFE = Presidential Life Corporation PNX = Phoenix Companies, Inc. SFG = StanCorp Financial Group, Inc.

Summary of Dividend Discount Analysis Discounted Cash Flow Summary DCF with Net Income Exit Multiple (Dollars in millions, except per share data) DCF with Book Value Exit Multiple Financial Analysis

Cost of Equity Calculation Cost of Capital Assumptions Dividends represent the cash available to common shareholders after funding capital requirements, working capital needs and debt financing requirements. These cash flows were therefore discounted at ERIF's required return on equity (cost of equity) as opposed to its weighted average cost of capital ("WACC"). ERIF's estimated cost of equity, using a capital asset pricing model (CAPM) approach, is approximately 11.6%. ERIF's estimated WACC is approximately 10.6% (1) (1) ERIF's WACC was calculated as the market weighted average of its estimated cost of equity and estimated after-tax cost of debt. Financial Analysis

Summary of Premiums Paid Analysis Financial Analysis

Appendix A. Selected Acquisitions of Minority Interests

Precedent Minority Buy-Out Transactions - All Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - All (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - All (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - Financial Institutions Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - Insurance Companies Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - 100% Cash Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - 100% Cash (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.

Precedent Minority Buy-Out Transactions - 100% Cash (cont'd) Selected Acquisitions of Minority Interests Source: SDC Financial.